Exhibit 17.1

David Lemus

SCILEX HOLDING COMPANY

960 San Antonio Road

Palo Alto, CA 94303

November 27, 2024

Henry Ji

Executive Chairman

SCILEX HOLDING COMPANY

960 San Antonio Road

Palo Alto, CA 94303

Dear Henry,

Please accept this letter as formal notification that I am resigning for personal and professional reasons from my position as Non-Executive Director of SCILEX HOLDING COMPANY, effective immediately.

I wish you, the board, and the entire company all the best in the future.

Thank you very much for the opportunity to serve Scilex and its patients.

Sincerely,

/s/ David Lemus